Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

GS Finance Corp. $655,000 Underlier-Linked Notes due 2025 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (November 3, 2025) is based on the lesser performing of the iShares® MSCI EAFE Small-Cap ETF (ETF) and the FTSE® 100 Index as measured from the trade date (October 29, 2021) to and including the determination date (October 29, 2025).

The return on your notes is linked, in part, to the performance of the ETF, and not to that of the MSCI EAFE Small Cap Index (underlying index) on which the ETF is based. The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of its underlying index. The performance of the ETF may significantly diverge from that of its underlying index.

If the final level of each underlier on the determination date is greater than or equal to its initial level ($76.25 with respect to the iShares® MSCI EAFE Small-Cap ETF and 7,237.57 with respect to the FTSE® 100 Index), the return on your notes will be positive or zero and will equal the participation rate of 2.25 times the underlier return of the lesser performing underlier.

If the final level of any underlier is less than its initial level, but the final level of each underlier is greater than or equal to 70% of its initial level, you will receive the face amount of your notes.

If the final level of any underlier is less than 70% of its initial level, the return on your notes will be negative.

The amount that you will be paid on your notes at maturity is based on the performance of the underlier with the lowest underlier return. The underlier return for each underlier is the percentage increase or decrease in the final level of such underlier from its initial level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•

if the underlier return of each underlier is greater than or equal to 0% (the final level of each underlier is greater than or equal to its initial level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the lesser performing underlier return;

•

if the underlier return of any underlier is less than 0%, but the underlier return of each underlier is greater than or equal to -30% (the final level of any underlier is less than its initial level but the final level of each underlier is greater than or equal to 70% of its initial level), $1,000; or

•

if the underlier return of any underlier is less than -30% (the final level of any underlier is less than 70% of its initial level), the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing underlier return times (b) $1,000. You will receive less than 70% of the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $956 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	November 3, 2021	Original issue price:	100% of the face amount
Underwriting discount:	0.5% of the face amount	Net proceeds to the issuer:	99.5% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 4,183 dated October 29, 2021.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $956 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $44 per $1,000 face amount).

Prior to January 29, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through January 28, 2022). On and after January 29, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•General terms supplement no. 2,913 dated June 17, 2021

•Underlier supplement no. 25 dated October 26, 2021

•Prospectus supplement dated March 22, 2021

•Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Terms AND CONDITIONS

CUSIP / ISIN: 40057JVD5 / US40057JVD52

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the iShares® MSCI EAFE Small-Cap ETF (current Bloomberg symbol: “SCZ UP Equity”), or any successor underlier, and the FTSE® 100 Index (current Bloomberg symbol: “UKX Index”), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Underlying index:  with respect to the iShares® MSCI EAFE Small-Cap ETF, the MSCI EAFE Small Cap Index

Face amount: $655,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

•

if the final underlier level of each underlier is greater than or equal to its initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the lesser performing underlier return;

•	if the final underlier level of any underlier is less than its initial underlier level but the final underlier level of each underlier is greater than or equal to its trigger buffer level, $1,000; or
•	if the final underlier level of any underlier is less than its trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return

Initial underlier level: $76.25 with respect to the iShares® MSCI EAFE Small-Cap ETF and 7,237.57 with respect to the FTSE® 100 Index

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, subject to adjustment as provided in “—Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of an underlier” below

Underlier return: with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Upside participation rate: 225%

Lesser performing underlier return: the underlier return of the lesser performing underlier

Lesser performing underlier: the underlier with the lowest underlier return

Trigger buffer level: for each underlier, 70% of its initial underlier level

Trade date: October 29, 2021

Original issue date: November 3, 2021

Determination date: October 29, 2025, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event the originally scheduled determination date is a non-trading day with respect to any underlier, the determination date will be the first day thereafter that is a trading day for all underliers (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the determination date.

Stated maturity date: November 3, 2025, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day.  The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: on any trading day, (i) with respect to the FTSE® 100 Index, the official closing level of such underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier and (ii) with respect to the iShares® MSCI EAFE Small-Cap ETF, the closing sale price or last reported sale price, regular way, for such underlier, on a per-share or other unit basis:

•	on the principal national securities exchange on which such underlier is listed for trading on that day, or
•	if such underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of such underlier.

If the iShares® MSCI EAFE Small-Cap ETF is not listed or traded as described above, then the closing level for such underlier on any day will be the average, as determined by the calculation agent, of the bid prices for such underlier obtained from as many dealers in such underlier selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of the iShares® MSCI EAFE Small-Cap ETF is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: (i) with respect to the FTSE® 100 Index, a day on which the respective principal securities markets for all of its underlier stocks are open for trading, the underlier sponsor is open for business and such underlier is calculated and published by the underlier sponsor and (ii) with respect to the iShares® MSCI EAFE Small-Cap ETF, a day on which (a) the exchange on which such underlier has its primary listing is open for trading and (b) the price of one share of such underlier is quoted by the exchange on which such underlier has its primary listing

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier” below

Underlier sponsor: with respect to the FTSE® 100 Index, at any time, the person or entity, including any successor sponsor, that determines and publishes the FTSE® 100 Index as then in effect. The notes are not sponsored, endorsed, sold or promoted by the underlier sponsor or any of its affiliates and the underlier sponsor and its affiliates make no representation regarding the advisability of investing in the notes.

ETF investment advisor: with respect to the iShares® MSCI EAFE Small-Cap ETF, at any time, the person or entity, including any successor investment advisor, that serves as an investment advisor to such underlier as then in effect

Underlier stocks: with respect to an underlier, at any time, the stocks that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: (i) With respect to the FTSE® 100 Index on any given trading day, any of the following will be a market disruption event:

●

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of such underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

underlier stocks constituting 20% or more, by weight, of such underlier, or option or futures contracts, if available, relating to such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to such underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to such underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to such underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that underlier stock or those contracts, or
●	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

(ii) With respect to the iShares® MSCI EAFE Small-Cap ETF on any given trading day, any of the following will be a market disruption event:

•

a suspension, absence or material limitation of trading in such underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	such underlier does not trade on what was the primary market for such underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to such underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of such underlier are traded, or on which option or futures contracts, if available, relating to such underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of such underlier or in option or futures contracts, if available, relating to such underlier in the primary market for such underlier or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to the shares of such underlier or those contracts, or
•	a disparity in bid and ask quotes relating to the shares of such underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of such underlier or those contracts in that market.

(iii) A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above. If the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed determination date. If the determination date is postponed due to a market disruption event with respect to any underlier, the final underlier level with respect to the determination date will be calculated based on (i) for any underlier that is not affected by a market disruption event on the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed determination date with respect to such underlier as to which a market disruption event continues through the last possible postponed determination date. As a result, this could result in the final underlier level on the determination date of each underlier being determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for the determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier: (i) If, with respect to the FTSE® 100 Index, the underlier sponsor discontinues publication of the underlier and such underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the cash settlement amount on the stated maturity date by reference to such successor underlier.

If the calculation agent determines that the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that (a) the underlier, the underlier stocks comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of such underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (b) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the cash settlement amount on the stated maturity date is equitable.

(ii) If,  with respect to the iShares® MSCI EAFE Small-Cap ETF,  such underlier is delisted from the exchange on which the underlier has its primary listing and the ETF investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the cash settlement amount on the stated maturity date by reference to such successor underlier.

If the calculation agent determines that the underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that, the underlier, the underlier stocks comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of the underlier stocks and whether the change is made by the ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the cash settlement amount on the stated maturity date is equitable.

(iii) All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution adjustments: the calculation agent will have discretion to adjust the closing level of the iShares® MSCI EAFE Small-Cap ETF if certain events occur (including those described above under “— Discontinuance or modification of an underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of such underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the underliers.

Overdue principal rate: the effective Federal Funds rate

Hypothetical ExampleS

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underliers on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes or what the final underlier level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-13 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	225%
Trigger buffer level	with respect to each underlier, 70% of its initial underlier level
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any underlier, any underlier stock, any policy of the applicable ETF investment advisor or any method by which the applicable underlier sponsor calculates its underlier or the applicable underlying index sponsor calculates its underlying index

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underliers over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-22. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier and the assumptions noted above.

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
150.000%	212.500%
120.000%	145.000%
110.000%	122.500%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
70.000%	100.000%
69.999%	69.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level of the lesser performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level of the lesser performing underlier were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels of the lesser performing underlier are expressed as percentages of its initial underlier level. The chart shows that any hypothetical final underlier level of the lesser performing underlier of less than 70.000% (the section left of the 70.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-15.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier levels or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual final underlier levels determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 25 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 25 and the accompanying general terms supplement no. 2,913. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to an underlier to which your notes are linked, the stocks comprising such underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 2,913.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the underliers as measured from their initial underlier levels to their closing levels on the determination date. If the final underlier level of any underlier is less than its trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) $1,000 times (ii) the lesser performing underlier return. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Amount Payable on Your Notes Is Not Linked to the Levels of the Underliers at Any Time Other than the Determination Date

The final underlier level of each underlier will be based on the closing level of such underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of one underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop.  Although the actual closing levels of the underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the underliers on the determination date, you will not benefit from the closing levels of the underliers at any time other than on the determination date.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier

The cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underlier. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underlier. This could be the case even if the other underlier increased by an amount greater than the decrease in the lesser performing underlier.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier

If the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier level of the lesser performing underlier to its trigger buffer level will not result in a loss of principal on the notes, a decrease in the final underlier level of the lesser performing underlier to less than its trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlier.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the levels of the underliers;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers;
•	the dividend rates of the underlier stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier or underliers;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the ETF or any Underlier Stocks

The return on your notes will not reflect the return you would realize if you actually owned the ETF or underlier stocks and received the distributions paid on the shares of the ETF. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the ETF. See “—You Have No Shareholder Rights or Rights to Receive Any Shares of the ETF or Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the ETF or Any Underlier Stock

Investing in your notes will not make you a holder of any shares of the ETF or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the ETF or the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the ETF or the underlier stocks or any other rights of a holder of any shares of the ETF or the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the ETF or any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Underliers

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked, in part, to the FTSE® 100 Index, which is comprised of stocks from one or more foreign securities markets, and, in part, to the iShares® MSCI EAFE Small-Cap ETF, which holds stocks issued by foreign companies. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the ETF is not traded, the value of the securities underlying the ETF may change on days when shareholders will not be able to purchase or sell shares of the ETF. This could result in premiums or discounts to the ETF’s net asset value that may be greater than those experienced by an ETF that does not hold foreign assets.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlier with underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlier stocks that are currently included in an underlier or that in the future are included in an underlier, such underlier stocks may be removed from an underlier. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in an underlier, such removal could have a material and negative effect on the level of such underlier and, therefore, your investment in the notes. Similarly, if underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlier, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlier stocks from an underlier could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the ETF may not increase even if the non-dollar value of the asset held by the ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

●	existing and expected rates of inflation;
●	existing and expected interest rate levels;
●	the balance of payments among countries;
●	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
●	other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and level of the ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

Additional Risks Related to the iShares® MSCI EAFE Small-Cap ETF

The Policies of the iShares® MSCI EAFE Small-Cap ETF’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of its Underlying Index, MSCI, Could Affect the Amount Payable on Your Notes and Their Market Value

The iShares® MSCI EAFE Small-Cap ETF’s investment advisor, BlackRock Fund Advisors (“BFA” or the “ETF investment advisor”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the ETF investment advisor concerning the calculation of the net asset value of the iShares® MSCI EAFE Small-Cap ETF (the “ETF”), additions, deletions or substitutions of securities in the ETF and the manner in which changes affecting the underlying index are reflected in the ETF that could affect the market price of the shares of the ETF, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the ETF, or if the ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the ETF — and thus the amount payable on the stated maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level of the ETF and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of an underlier” on page PS-7 of this pricing supplement.

In addition, MSCI, the underlier sponsor of the underlying index, owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market price of shares of the ETF and, therefore, the amount payable on your notes and their market value.

There is No Assurance That an Active Trading Market Will Continue for the ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the ETF or that there will be liquidity in the trading market.

In addition, the ETF is subject to management risk, which is the risk that the ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the ETF investment advisor may select up to 10% of the ETF’s assets to be invested in shares of equity securities that are not included in the underlying index.  The ETF is also not actively managed and may be affected by a general decline in market segments relating to the underlying index.  The ETF investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The ETF investment advisor does not attempt to take defensive positions in declining markets. In addition, the ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of an ETF's total assets, which could subject the

ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the ETF is subject to listing standards adopted by NYSE Arca. There can be no assurance that the ETF will continue to meet the applicable listing requirements, or that the ETF will not be delisted.

The ETF and its Underlying Index are Different and the Performance of the ETF May Not Correlate With the Performance of its Underlying Index

The ETF uses a representative sampling strategy (more fully described under “The Underliers”) to attempt to track the performance of its underlying index. The ETF may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of the ETF is generally linked to the performance of its underlying index, the performance of the ETF is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the ETF investment advisor.

Imperfect correlation between the ETF’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of the ETF’s performance from that of its underlying index.

In addition, the performance of the ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the ETF and its underlying index. Finally, because the shares of the ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the ETF may differ from the net asset value per share of the ETF.

For all of the foregoing reasons, the performance of the ETF may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in its underlying index or in its underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of its underlying index.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your notes. If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

The Underliers

iShares® MSCI EAFE Small-Cap ETF

The shares of the iShares® MSCI EAFE Small-Cap ETF (the “ETF”) are issued by iShares® Trust, a registered investment company.

•

The ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Small Cap Index (the “underlying index”).

•	The investment advisor of the ETF is BlackRock Fund Advisors (“BFA”).
•	The ETF’s shares trade on the Nasdaq under the ticker symbol “SCZ”.
•	The iShares® Trust’s SEC CIK Number is 0001100663.
•	The ETF’s inception date was December 10, 2007.
•	The ETF’s shares are issued or redeemed only in creation units of 200,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification. The investment advisor is paid a management fee from the ETF based on the ETF’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the ETF and a set of other specified iShares® funds (the “funds”) as follows: 0.4000% per annum of the aggregate net assets of the funds less than or equal to $12 billion, plus 0.3800% per annum of the aggregate net assets of the funds on amounts in excess of $12 billion, up to and including $18.0 billion, plus 0.3610% per annum of the aggregate net assets of the funds on amounts in excess of $18 billion, up to and including $24 billion, plus 0.3430% per annum of the aggregate net assets of the funds on amounts in excess of $24 billion, up to and including $30 billion, plus 0.3259% per annum of the aggregate net assets of the funds on amounts in excess of $30 billion. As of September 30, 2021, the aggregate expense ratio of the ETF was 0.40% per annum.

For additional information regarding iShares® Trust or BFA, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the fiscal year ended July 31, 2021) and other information iShares® Trust files with the SEC. In addition, information regarding the ETF (including the top ten holdings and weights, sector weights and country weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at us.ishares.com/product_info/fund/overview/SCZ.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The ETF’s investment objective and the underlying index may be changed without the approval of BFA’s shareholders. Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the ETF. This strategy involves investing in a representative sample of securities that collectively has an investment profile similar to that of the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index.

The ETF generally will invest at least 90% of its assets in the component securities of the underlying index and in investments that have economic characteristics that are substantially identical to the component securities of the underlying index (i.e., depositary receipts representing securities of the underlying index) and may invest up to 10% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the underlying index, but which BFA believes will help the ETF track the underlying index. Also, the ETF may lend securities representing up to one-third of the value of the ETF’s total assets (including the value of the collateral received).

Tracking Error

The performance of the ETF and the underlying index may vary due to a variety of factors, including differences between the securities and other instruments held in the ETF’s portfolio and those included in the underlying index, pricing differences (including differences between a security’s price at the local market close and the ETF’s valuation of a security at the time of calculation of the ETF’s net asset value), transaction costs incurred by the ETF, the ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, the requirements to maintain pass-through tax treatment, portfolio transactions carried out to minimize the distribution of capital gains to shareholders, changes to the underlying index or the costs to the ETF of complying with various new or existing regulatory requirements. Tracking error also may result because the ETF incurs fees and expenses, while the underlying index does not. BFA expects that, over time, the ETF’s tracking error will not exceed 5%. The ETF’s use of a representative sampling indexing strategy can be expected to produce a larger tracking error than would result if the ETF used a replication indexing strategy in which an ETF invests in substantially all of the securities in its index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the underlying index is concentrated.

The Underlying Index

The MSCI EAFE Small Cap Index (the “underlying index”) is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”) through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The underlying index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The underlying index is considered a “small cap” index, which means it consists of all eligible small capitalization stocks, as determined by MSCI, in the relevant market. Additional information about the underlying index is available on the following website: msci.com/index-methodology. Daily closing price information for the underlying index is available on the following website: msci.com/. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

The underlying index is intended to provide performance benchmarks for the developed equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The constituent stocks of the underlying index are derived from the constituent stocks in the 21 MSCI small cap single country indices for the developed market countries listed above. The underlying index is calculated in U.S. dollars on a total return net basis.  The underlying index was launched on January 1, 2001 at an initial value of 100.

The ETF tracks the net total return version of the underlying index.  A net total return index represents the total return earned in a portfolio that tracks the price return version of the index and reinvests dividend income, net of certain withholding taxes, in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the net total return calculation of an index is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the net total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income net of certain withholding taxes.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.

Construction of the Underlying Index

MSCI undertakes an index construction process at an individual market level, which involves: (i) defining the equity universe for each market; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; and (vi) classifying securities under the Global Industry Classification Standard. The underlying index is a small cap index, meaning that only securities that would qualify for inclusion in a small cap index will be included as described below.

Defining the Equity Universe

Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI global index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.  Preferred shares that exhibit characteristics of equity securities are eligible. Securities for which the Hong Kong Securities and Futures Commission has issued high shareholding concentration notices are not eligible.

Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.

(i) Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe.  A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

In order for a country to meet the foreign listing materiality requirement, the following is determined: all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

(ii) Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:

(a) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•

First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•

Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

•

The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of May 2021, the equity universe minimum size requirement was set at US $352,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.

(b) Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(c) Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market.

Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:

(1) Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used)

(2) Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas.  If the security has two or more foreign listings in the same geographical region, then the listing with the highest 3-month ATVR will be used.)

(3) Foreign listing in a different geographical region (if the security has two or more foreign listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above US $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

(d) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

(e) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets.

(f) Minimum Foreign Room Requirement:  This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Determining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large Cap + Mid Cap + Small Cap)
•	Standard Index (Large Cap + Mid Cap)
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size−segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. The market coverage for a small cap index is 14%. As of April 2021, the global minimum size range for a developed market small cap index is a full market capitalization of USD 426,000,000 to USD 979,800,000.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices.

The ETF tracks the net total return version of the underlying index.  A net total return index represents the total return earned in a portfolio that tracks the price return version of the index and reinvests dividend income, net of certain withholding taxes, in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the net total return calculation of an index is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the net total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income net of certain withholding taxes.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.

Calculation Methodology for the Underlying Index

The performance of the underlying index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries the latest available closing price. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. If MSCI determines that another price is more appropriate based on the circumstances, an announcement would be sent to clients with the related information. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Net Daily Total Return Methodology

The underlying index is a net daily total return index. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. This net income is reinvested in the underlying index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date (converted to US dollars, as applicable). Certain dividends, including special/extraordinary dividends and commemorative dividends, are reinvested in the underlying index if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reinvested in the underlying index through a price adjustment on the ex-date. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.

Maintenance of the Underlying Index

In order to maintain the representativeness of the underlying index, structural changes may be made by adding or deleting component securities. Currently, such changes in the underlying index may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.

Ongoing event-related changes to the country Indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the underlying index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future, or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float-adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event. Share conversions may also give rise to an early deletion. Changes in number of shares and foreign inclusion factors resulting from primary equity offerings representing at least 5% of the security’s pre-event number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. MSCI implements pending number of shares and/or free float updates simultaneously with the event, unless the change in number of shares is less than 1% on a post-event number of shares basis, in which case it will be implemented at a subsequent index review. Changes in the number of shares smaller than 5% are implemented at a subsequent index review. Secondary offerings/block sales with sizes representing at least 5% of the security’s pre-event number of shares are implemented at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: corporate events that should have been implemented at the time of such event but could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. As discussed above, small changes in the number of shares resulting from, for example, exercise of options or warrants and employee stock option plans, conversion of convertible bonds or other instruments (including periodic conversion of preferred stocks), conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodical conversion of a share class into another share class, exercise of over-allotment options, periodic share buybacks, the cancellation of shares, acquisition for shares of non-listed companies or assets, or other events that could not be implemented on or near the effective dates where no price adjustment factor is necessary, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the underlying index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the underlying index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the underlying index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the underlying index at the time of the previous quarterly index review; the minimum size requirement for the underlying index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the underlying index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction). During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.

The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Underlying index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs as well as deleting constituents that enter ineligible alert boards.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The underlying index is not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the underlying index or any member of the public regarding the advisability of investing in the underlying index. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the underlying index.

FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K. listed blue chip companies traded on the London Stock Exchange. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers - The FTSE® 100 Index” on page S-41 of the accompanying underlier supplement no. 25.

“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE® 100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlier from January 1, 2016 through October 29, 2021. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices and most equity ETFs. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the iShares® MSCI EAFE Small-Cap ETF

Historical Performance of the FTSE® 100 Index

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax exempt organization;
•	a partnership;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

 You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to all or a portion of your notes. If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on any of the stocks included in the FTSE® 100 Index or on the ETF during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.5% of the face amount.

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We will deliver the notes against payment therefor in New York, New York on November 3, 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 25, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$655,000

GS Finance Corp.

Underlier-Linked Notes due 2025

guaranteed by

The Goldman Sachs

Group, Inc.

Goldman Sachs & Co. LLC